EXHIBIT 10.3

LIVANOVA PLC
2015 INCENTIVE AWARD SUB-PLAN
STOCK APPRECIATION RIGHT GRANT NOTICE AND
STOCK APPRECIATION RIGHT AGREEMENT

LivaNova PLC, a public limited company incorporated under the laws of England and Wales (the “Company”), pursuant to its 2015 Incentive Award Plan (including where relevant the Sub-Plan for UK Participants), as amended from time to time (the “Sub-Plan”), hereby grants to the holder listed below (“Participant”) an award of stock appreciation rights over the number of ordinary shares of the Company (“Shares”) set forth below (the “SARs”). Upon exercise, each SAR represents the right to receive an amount equal to the Fair Market Value of one Share on the date of exercise less the Exercise Price per Share set forth below. Payment of such amount shall be in cash, Shares (based on their Fair Market Value as of the date the SAR is exercised) or a combination of both, as determined by the Administrator. The SARs are subject to the terms and conditions set forth in this SAR Grant Notice (this “Grant Notice”), the SAR Agreement attached hereto as Exhibit A (the “Agreement”), the Sub-Plan and the special provisions for Participant’s country of residence, if any, attached hereto as Exhibit B (the “Foreign Appendix”), each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in (or by reference in) the Sub-Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant:	[__________________]
Grant Date:	March 30, 2019

Exercise Price Per Share:	$[______]
Total Number of Shares Subject to SARs:	[___________________]
Expiration Date:	Tenth anniversary of the Grant Date.
Vesting Schedule:
Subject to the terms and conditions of the Agreement, the SARs shall vest in equal installments of 25% of the total number of Shares subject to the SARs on each of the first four anniversaries of the Grant Date.

By clicking the “ACCEPT” button, the Participant and the Company agree to be bound by the terms and conditions of the Sub-Plan, the Agreement, the Foreign Appendix, if applicable, and this Grant Notice all of which the Participant can access through a link from the Grant Notice. The Participant has reviewed the Sub-Plan, the Agreement, the Foreign Appendix, if applicable, and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to electronically signing the Grant Notice and this Agreement and fully understands all provisions of this Grant Notice, the Agreement, the Foreign Appendix, if applicable, and the Sub-Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Sub-Plan, this Grant Notice, the Foreign Appendix, if applicable or the Agreement.
By clicking "ACCEPT" you confirm that you understand and agree to be bound by the provisions below. This will apply where the Company elects that any tax liability arising in respect of your SARs shall be satisfied pursuant to Section 4.5(a)(v).

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I understand that by clicking ‘Accept,’ I am instructing Merrill Lynch to execute my order to sell shares of LivaNova plc common stock at market price to obtain cash for payment of any withholding taxes due as a result of the vesting or payment of my stock appreciation rights ("SARs") equity award(s) (“Tax”), including any previously vested SAR awards that are currently pending settlement (1) or outstanding unvested SAR awards (2). This instruction will only be valid for my limited purpose brokerage account at Merrill Lynch and will not be valid for any other broker dealer. Merrill Lynch will sell an amount of shares on the next trading day after the vest or payment date of my SAR equity award(s) based on dividing the sum of the Tax and estimated sales commissions and fees, plus 2% to help ensure that enough shares are sold to cover the Tax (i.e., [Tax + commissions + fees] x 1.02) by the closing share price on the trading day prior to the sale date. If the initial sale does not result in sufficient cash to pay my Tax, Merrill Lynch will sell additional shares at market price based on dividing the sum of the residual unpaid Tax and estimated commissions and fees, plus 6% to ensure that enough shares are sold to cover the Tax (i.e., [residual unpaid Tax + commissions + fees] x 1.06) by the then current market price. Any residual cash after payment of the Tax, commissions and fees will be deposited into my Merrill Lynch brokerage account.

Merrill Lynch may execute my order: (a) in a single transaction or multiple transactions during the course of the trading day, or (b) it may aggregate my order with other orders for other sellers of LivaNova plc securities, execute them as a block or in multiple smaller transactions, and allocate an average price to each seller. I understand that this instruction will not be accepted by Merrill Lynch and my order will not be executed until I open my limited purpose brokerage account. I also understand that this order will be executed in my limited purpose account and will be subject to the terms and conditions that I agree to for that account. The current terms and conditions of the limited purpose account can be found on Benefits Online®.

I permit Merrill Lynch to discuss with and disclose to LivaNova plc any information relating to my account for the purposes of this transaction.

You must also check your W-9 or W-8 tax certification(3) to confirm it will be in effect on the sale date(s).

(1)You can view previously vested awards that are currently pending settlement by accessing the Pending Activity page located within the Grant Information Dropdown on Benefits Online®.

(2)You can view outstanding unvested awards by accessing the Grant Detail page which is accessible when viewing additional details of an award from the Grant Summary page on Benefits Online®.

(3) You can view the current status of your W-9 or W-8 by accessing the Participant/Tax Profile page located within the Individual/Plan Information Dropdown on Benefits Online®.

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EXHIBIT A

TO STOCK APPRECIATION RIGHT GRANT NOTICE
STOCK APPRECIATION RIGHT AGREEMENT
Pursuant to the Stock Appreciation Right Grant Notice (the “Grant Notice”) to which this Stock Appreciation Right Agreement (this “Agreement”) is attached, LivaNova PLC, a public limited company incorporated under the laws of England and Wales (the “Company”) has granted to Participant Stock Appreciation Rights (“SARs”) under the Company’s 2015 Incentive Award Plan (including where relevant the Sub-Plan for UK Participants), as amended from time to time (the "Sub-Plan") over the number of Shares set forth in the Grant Notice.
ARTICLE I.

GENERAL

Section 1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Sub-Plan or the Grant Notice. For purposes of this Agreement:
(a)    “Disability” shall be defined as in Participant’s employment letter or agreement with the Company or a Subsidiary, as amended from time to time, or if Participant is not a party to such a letter or agreement or such letter or agreement does not contain such a definition, shall mean Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than 12 months.
Section 1.2    Incorporation of Terms of Sub-Plan and Foreign Appendix. The SARs and the Shares issued to the Participant hereunder are subject to the terms and conditions set forth in the Sub-Plan and the Foreign Appendix, if applicable, each of which is incorporated herein by reference, as well as this Agreement. In the event of any inconsistency between the Sub-Plan and this Agreement, the terms of the Sub-Plan shall control. In the event of any inconsistency between the Sub-Plan and/or this Agreement with the Foreign Appendix, the terms of the Foreign Appendix shall control.
ARTICLE II.

GRANT OF SARS

Section 2.1    Grant of SARs. In consideration of Participant’s past and/or continued employment with the Company or a Subsidiary and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the SARs over the aggregate number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Sub-Plan, the Foreign Appendix, if applicable, and this Agreement, subject to adjustment as provided in Section 13.2 of the Sub-Plan.
Section 2.2    Exercise Price The exercise price per share of the Shares covered by the SARs (the “Exercise Price”) shall be as set forth in the Grant Notice.
Section 2.3    Consideration to the Company. In consideration of the grant of the SARs by the Company, Participant agrees to render faithful and efficient services to the Company or any Subsidiary.

Nothing in the Sub-Plan, the Grant Notice, the Foreign Appendix, if applicable or this Agreement shall confer upon Participant any right to continue in the employ of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and the Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the employment of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
ARTICLE III.

PERIOD OF EXERCISABILITY

Section 3.1    Commencement of Exercisability.
(a)    Subject to Participant’s continued employment with the Company or a Subsidiary on each applicable vesting date and subject to Sections 3.1(b), (c), (d), 3.2 and 3.3 hereof, the SARs shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.
(b)    In the event a Participant incurs a Termination of Service due to an Approved Retirement, the Participant’s outstanding SARs will not be forfeited upon such Approved Retirement, but instead outstanding SARs shall continue to vest on the date(s) set out in the Grant Notice (provided all other terms which apply to the SARs are met, including the terms regarding restricted activities set forth below).
“Approved Retirement” means a Termination of Service designated by the Committee, in its absolute discretion, as an Approved Retirement.

In exercising its discretion in designating a Termination of Service as an Approved Retirement, the Committee will strongly consider management recommendations based on each specific situation including the Participant's written and expressed commitment at the time of Termination of Service to cease any form of paid work or economic activity (including, but not limited to, self-employment; agency work; employment; non-executive directorship), Participant's tenure of service, performance records throughout the Participant's employment or engagement  by the Company or its Subsidiaries.

In the event the Company determines that a Participant who incurs a Termination of Service designated as an Approved Retirement commits a material breach of any fiduciary, confidentiality, non-disclosure, non-competition, non-solicitation, non-interference, non-disparagement obligations to the Company or its Subsidiaries (including without limitation, the Participant’s engagement in any Prohibited Activities), any portion of the SARs unvested at such time shall be immediately forfeited for no consideration.  For the purposes of this Section 3.1(b), “Prohibited Activities” shall mean the activities that are prohibited pursuant to any confidentiality agreement or covenant not to compete, not to solicit or hire employees, not to solicit or disrupt business relations, not to disparage the Company, its Subsidiaries or any of its or their officers and employees or any similar restrictions set out in any employment, severance or other written agreement then in effect between the Participant and the Company or one of its Subsidiaries.

If no such agreement containing such restrictions is then in effect, the Participant will be deemed to be engaged in “Prohibited Activities” if the Participant, during the term of his or her employment or engagement or in the period during which any SARs remain unvested following his or her Termination of Service, engages in any employment or business activities for him or herself or on behalf of any enterprise in any capacity or owns any interest in any entity which competes or is competitive with the business of the Company or any Subsidiary  in any country in which the Company or its Subsidiaries operate, in each case with which the Participant has been materially involved or for which the Participant was responsible in the 12 months immediately before his or her Termination of Service..

(c)    In the event of a Change in Control that occurs following the Grant Date, the SARs shall become fully vested and exercisable immediately prior to, but subject to the consummation of, such Change in Control, subject to Participant’s continuous employment with the Company or a Subsidiary through such Change in Control.
(d)    In the event of Participant’s Termination of Service due to Participant’s death or Disability, the SARs shall become fully vested and exercisable upon such Termination of Service.
(e)    Unless otherwise determined by the Administrator or as set forth in a written agreement between Participant and the Company, except as provided in Section 3.1(b), any portion of the SARs that has not become vested and exercisable on or prior to the date of Participant’s Termination of Service shall be forfeited on the date of Participant’s Termination of Service and shall not thereafter become vested or exercisable.
Section 3.2    Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment that becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof. Once the SARs become unexercisable, they shall be forfeited immediately.
Section 3.3    Expiration of SARs. The SARs may not be exercised to any extent by anyone after the first to occur of the following events:
(a)    The expiration date set forth in the Grant Notice;
(b)    Except in the case of an Approved Retirement or as the Administrator may otherwise approve, the expiration of three months from the date of Participant’s Termination of Service for any reason.
ARTICLE IV.

EXERCISE

Section 4.1    Person Eligible to Exercise. During the lifetime of Participant, only Participant may exercise the SARs. After the death of Participant, any exercisable portion of the SARs may, prior to the time when the SARs become unexercisable under Section 3.3 hereof, be exercised by Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.
Section 4.2    Partial Exercise. Any exercisable portion of the SARs or all of the SARs, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the SARs or portion thereof becomes unexercisable under Section 3.3 hereof. However, the SARs shall not be exercisable with respect to fractional shares.
Section 4.3    Manner of Exercise. The SARs, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company), during regular business hours, of all of the following prior to the time when the SARs or such portion thereof become unexercisable under Section 3.3 hereof:
(a)    An exercise notice in a form specified by the Administrator, stating that the SARs or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;
(b)    The payment of any applicable Tax Liability in accordance with Section 4.5;
(c)    Any other written representations or documents as may be required in the Administrator’s sole discretion to effect compliance with Applicable Law; and
(d)    In the event the SARs or portion thereof shall be exercised pursuant to Section 4.1 hereof by any person or persons other than Participant, appropriate proof of the right of such person or persons to exercise the SARs.
Notwithstanding any of the foregoing, the Administrator shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.
Section 4.4    Time of Settlement. The Shares or cash payable upon exercise of the SARs or any portion thereof shall be provided to Participant within 60 days following the date of exercise of the SARs or such portion. Any such cash shall be payable in a lump sum.
Section 4.5    Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)    The Company and its Subsidiaries have the authority to deduct or withhold, or require Participant to remit to the Company or the applicable Subsidiary, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including income tax, employees’ (and at the discretion of the Company, employer’s) National Insurance contributions, social security contributions and the employee portion of any FICA obligation, or any equivalent taxes in any jurisdiction) required by law to be withheld, paid or otherwise arising with respect to any taxable event arising pursuant to this Agreement, including the grant, vesting or exercise of the SARs, the settlement of the SARs on exercise in either Shares or cash and the sale of any of the Shares (any a “Tax Liability”). The Company and its Subsidiaries may withhold or Participant may make such payment in one or more of the forms specified below:
(i)    by cash or check made payable to the Company or the Subsidiary with respect to which the withholding obligation arises;
(ii)    by the deduction of such amount from other compensation payable to Participant;
(iii)    by the Company withholding a net number of Shares issuable upon the exercise of the SARs having a then current Fair Market Value or, if the SARs are settled in cash, an amount of the cash payment made with respect to the SARs, in each case not exceeding the amount necessary to satisfy the Tax Liability based on the minimum applicable statutory rates for such Tax Liability or such other rate as does not result in adverse accounting consequences for the Company;

(iv)    with the consent of the Administrator, by tendering to the Company Shares having a then current Fair Market Value not exceeding the amount necessary to satisfy the Tax Liability based on the minimum applicable statutory rates for such Tax Liability or such other rate as does not result in adverse accounting consequences for the Company;
(v)    if the Administrator determines to settle the SARs in Shares, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to any Shares then issuable to Participant upon exercise of the SARs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or the Subsidiary with respect to which the Tax Liability arises in satisfaction of such Tax Liability; provided that payment of such proceeds is then made to the Company or the applicable Subsidiary at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or
(vi)    in any combination of the foregoing.
(b)    The Company shall not be obligated to deliver any cash or any certificate representing Shares issuable with respect to the exercise of the SARs to, or to cause any such Shares to be held in book-entry form by, Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the exercise of the SARs or any other taxable event related to the SARs; provided, however, that no payment shall be delayed under this Section 4.5(b) if such delay would result in a violation of Section 409A.
(c)    With respect to any Tax Liability arising in connection with the SARs, in the event Participant fails to provide timely payment of all sums required pursuant to Section 4.5(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 4.5(a)(ii) or Section 4.5(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate.
(d)    In the event any Tax Liability arising in connection with the SARs will be satisfied under Section 4.5(a)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those Shares then issuable upon the exercise of the SARs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Liability and to remit the proceeds of such sale to the Company or the Subsidiary. Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 4.5(d). In the event of any such broker-assisted sale of Shares: (a) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other participants in the Sub-Plan in which all participants receive an average price; (c) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages or expenses relating to any such sale; (d) to the extent the proceeds of such sale exceed the applicable Tax Liability, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (e) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable Tax Liability; and (f) in the event the proceeds of such sale are insufficient to satisfy the applicable

Tax Liability, Participant agrees to pay immediately upon demand to the Company or the Subsidiary an amount in cash sufficient to satisfy any remaining portion of the Tax Liability.
(e)    Participant is ultimately liable and responsible for and indemnifies the Company and each Subsidiary against all Tax Liability arising in connection with the SARs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the SARs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any Tax Liability in connection with the awarding, vesting or exercise of the SARs or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the SARs to reduce or eliminate any Tax Liability.
Section 4.6    Conditions to Issuance of Shares. If the Administrator determines to settle any SARs in Shares, the Company shall not be required to issue or deliver any Shares upon the exercise of such SARs prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body that the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable and (d) the receipt of full payment of any applicable withholding tax in accordance with Section 4.5 by the Company or its Subsidiary with respect to which the applicable withholding obligation arises.
Section 4.7    Rights as Shareholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of any of the Shares subject to the SARs unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account). No adjustment shall be made for a dividend or other right for which the record date is prior to the date of such issuance, recordation and delivery, except as provided in Section 13 of the Sub-Plan. Except as otherwise provided herein, if the Administrator determines to settle the SARs in Shares, after such issuance, recordation and delivery, Participant will have all the rights of a shareholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such shares.
ARTICLE V.

OTHER PROVISIONS

Section 5.1    Administration. The Administrator shall have the power to interpret the Sub-Plan, the Grant Notice, the Foreign Appendix, if applicable, and this Agreement and to adopt such rules for the administration, interpretation and application of the Sub-Plan, the Grant Notice, the Foreign Appendix, if applicable, and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Sub-Plan, the Grant Notice, the Foreign Appendix, if applicable, or this Agreement.

Section 5.2    SARs Not Transferable. Without limiting the generality of any other provision hereof, the SARs shall be subject to the restrictions on transferability set forth in Section 11 of the Sub-Plan.
Section 5.3    Adjustments. The Administrator may accelerate the vesting of all or a portion of the SARs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the SARs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Sub-Plan, including Section 13 of the Sub-Plan.
Section 5.4    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by reputable overnight courier or by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
Section 5.5    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 5.6    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
Section 5.7    Conformity to Securities Laws. Participant acknowledges that the Sub-Plan, the Grant Notice, the Foreign Appendix, if applicable, and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Sub-Plan shall be administered, and the SARs are granted and may be exercised, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Sub-Plan and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.
Section 5.8    Amendment, Suspension and Termination. To the extent permitted by the Sub-Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided, however, that, except as may otherwise be provided by the Sub-Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the SARs in any material way without the prior written consent of Participant.
Section 5.9    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 11 of the Sub-Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
Section 5.10    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Sub-Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Sub-Plan, the SARs, the Grant Notice, the Foreign Appendix, if applicable, and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
Section 5.11    Not a Contract of Employment. Nothing in this Agreement or in the Sub-Plan shall confer upon Participant any right to continue to serve as an Employee of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the employment of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant. Neither the Sub-Plan, the Grant Notice, the Foreign Appendix, if applicable, nor this Agreement afford the Participant any rights to compensation or damages, including for loss of or potential loss that the Participant may suffer by reason of being unable to exercise the SAR as a result of the termination of the Sub-Plan, lapse of the SARs or the termination of the Participant’s employment with the Company.
Section 5.12    SARs Not Part of Employment Compensation. The SARs and the Shares subject to the SAR are extraordinary items that do not constitute part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the employer, its parent, or any Subsidiary or affiliate of the Company. In addition, Participant acknowledges that by electronically signing the Grant Notice and this Agreement that the grant of the Award is at the Company’s sole discretion based on the Sub-Plan, and does not entitle the Participant to further grant(s) of Awards, nor to claim for further grant(s) of Awards, in respect of the Sub-Plan or any other award(s) under any other plan or program maintained by the Company or any Subsidiary.
Section 5.13    Data Protection. By electronically signing the Grant Notice and this Agreement, the Participant acknowledges and agrees that:
(a)    the Company, a Subsidiary or the Participant’s employer are permitted to hold and process personal information (including sensitive personal information) (“Data”) about the Participant as part of their personnel and other business records and may use such information for the purpose of managing and administering the Sub-Plan;
(b)    the Company, a Subsidiary or the Participant’s employer may disclose the Data (as described in (a) above) to third parties in the event that such disclosure is in the Company’s view required for the proper conduct of the Sub-Plan. The Company may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, or elsewhere, which the Participant separately and expressly consents to, accepting that outside the European Economic Area, data protection laws are less protective than within;
(c)    they may, at any time, review Data, require any necessary amendments to it or withdraw their consent herein by contacting the Company in writing, however, the Participant withdrawing their consent may affect their ability to participate in the Sub-Plan and receive the benefits intended pursuant to the Grant Notice and this Agreement;

(d)    Data will only be held as long as necessary to implement, administer and manage the Participant’s participation in the Sub-Plan and any subsequent claims or rights; and
(e)    this section applies to any information held, used or disclosed in any medium.
Section 5.14    Entire Agreement. The Sub-Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company, the Subsidiaries and Participant with respect to the subject matter hereof.
Section 5.15    Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Sub-Plan, the Grant Notice, the Foreign Appendix, if applicable, or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Sub-Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. Notwithstanding anything herein to the contrary, no provision of the Sub-Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Participant or any other person to the Company or any of its Subsidiaries, employees or agents. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death).
Section 5.16    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
Section 5.17    Limitation on Participant’s Rights. Participation in the Sub-Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Sub-Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the SARs, and rights no greater than the right to receive Shares or cash as a general unsecured creditor with respect to the SARs, as and when exercised pursuant to the terms hereof.
Section 5.18    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

Section 5.19    Special Provisions for SARs Granted to Participants Outside the U.S. If Participant performs services for the Company outside of the United States, the SARs shall be subject to the special provisions, if any, for Participant’s country of residence, as set forth in the Foreign Appendix.
(a)    If Participant relocates to one of the countries included in the Foreign Appendix during the life of this Option, the special provisions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Sub-Plan.
(b)    The Company reserves the right to impose other requirements on this Award and any Shares received upon exercise of the SARs, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Sub-Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Section 5.20    Broker-Assisted Sales. In the event of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in Section 4.5(a)(iii) or Section 4.5(d): (A) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises or as soon thereafter as practicable; (B) such Shares may be sold as part of a block trade with other participants in the Sub-Plan in which all participants receive an average price; (C) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (D) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (E) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (F) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company or its Subsidiary with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s withholding obligation.

* * * *

EXHIBIT B
TO STOCK APPRECIATION RIGHT GRANT NOTICE
SPECIAL PROVISIONS FOR SARS
GRANTED TO PARTICIPANTS OUTSIDE THE U.S.

This Exhibit B includes special terms and conditions applicable to Participants in the countries below. These terms and conditions are in addition to those set forth in the SAR Agreement (the “Agreement”) and the Sub-Plan and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement or the Sub-Plan, these terms and conditions shall prevail. Any capitalized term used in this Exhibit B without definition shall have the meaning ascribed to such term in the Sub-Plan or the Agreement, as applicable.
This Foreign Appendix also includes information relating to exchange control and other issues of which Participant should be aware with respect to his or her participation in the Sub-Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of May 2017. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Sub-Plan because the information may be out of date at the time the SARs are exercised or any Shares acquired under the Sub-Plan are sold.
In addition, the information is general in nature and may not apply to the particular situation of Participant, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to Participant.
AUSTRALIA
A copy of the Sub-Plan is enclosed with this Grant Notice and Agreement.

The Sub-Plan, the Agreement and this Grant Notice do not constitute financial advice

Any advice given by the Company in relation to the Grant Notice, the Agreement, the Sub-Plan, the SARs or the Shares does not constitute financial advice and does not take into account your objectives, financial situation and needs. In considering the SARs and the amount of cash and/or Shares that you will receive on exercise of the SARs, subject to satisfaction of vesting conditions, you should consider the risk factors that could affect the performance of the Company and the value of SARs and Shares, which value can increase or decrease from time to time, and the amount of any Tax Liability.

You should carefully consider these risks in light of your investment objectives, financial situation and particular needs (including financial and tax issues). You should seek professional guidance from your stockbroker, solicitor, accountant, financial adviser or other independent professional adviser before deciding whether to acquire SARs or Shares.

How to calculate values in Australian dollars

Your SARs will vest in accordance with the Grant Notice and the Agreement (which require certain conditions to be met) and are subject to a four year graded vesting schedule. The SARs may result in Shares or cash being given to you, in accordance with the Grant Notice.

You will not be required to pay any amount for the SARs or any Shares that will be issued to you upon vesting. However the amount of cash or number of Shares you receive will depend on the market price of Shares at the time, the Exercise Price per Share set out in the Grant Notice, and the amount of any Tax Liability in connection with the grant and exercise of the SARs and the issue of any Shares.

You can ascertain the market price of a Share in the Company in United States Dollars (“USD”) from time to time by visiting either:

•	the Company’s website (http://www.livanova.com/investor-relations/stock-information); or

•	the NASDAQ website (http://www.nasdaq.com/symbol/livn).

To determine the Exercise Price for a SAR or the market value of a Share in Australian Dollars (“AUD”), you will need to apply the prevailing USD : AUD exchange rate. For example, if the exchange rate is 1 USD : 1.5 AUD, and one share of Common Stock has a value of USD $1 on the NASDAQ, its equivalent value will be AUD $1.50.

CANADA
Unless otherwise determined by the Administrator, Participant’s SARs shall only be distributed in Shares (either in book-entry form or otherwise), and no portion of the Participant’s SARs shall be payable to the Participant in cash.
CHINA
Unless otherwise determined by the Administrator, Participant’s SARs shall only be settled in cash, and no portion of the participant’s SARs shall be distributed in Shares.

FRANCE
Section 6.13 shall be deleted in its entirety and replaced by the following:
Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal “Data” (as defined below) by the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Sub-Plan. Participant understands that the Company holds certain personal information about Participant: Participant’s name, home address and telephone number, date of birth, employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Sub-Plan (“Data”). Participant understands that Data will be transferred to such stock plan service providers as may be selected by the Company which are assisting the Company with the implementation, administration and management of the Sub-Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere (and, if Participant is a resident of a member state of the European Union, may be outside the European Economic Area) and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of all recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Sub-Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Sub-Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Sub-Plan. The Company may also make the Data available to public authorities where required under locally applicable law. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing consent may affect Participant’s ability to participate in the Sub-Plan. For more information on the consequences of refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative. This Section applies to information held, used or disclosed in any medium.

GERMANY
Definition of “Tax Liability” in Section 4.5:
For the avoidance of doubt, the definition of “Tax Liability” shall only include the employee portions of the social security contributions.
The following sentence is inserted at Section 5.1 of the Agreement
For the avoidance of doubt, the Administrator’s decisions and interpretations shall be subject to reasonable discretion.
The heading of Section 5.12 shall be supplemented and reads as follows:
Section 5.12 SARs Not Part of Employment Compensation, No Legal Claim to Grant(s).
Section 5.13 shall be deleted in its entirety and replaced by the following:
Section 5.13 Consent to Personal Data Processing and Transfer.
By signing these terms and conditions, Participant acknowledges and agrees that:
(a)    the Company and the Participant’s employer may collect, store, process and use certain personal data of Participant and may further transfer them to Cyberonics, Inc., a wholly-owned subsidiary of LivaNova PLC, located at 100 Cyberonics Blvd, Houston, TX 77058, U.S.A., and Certent, Inc., the Company’s equity compensation management vendor, located at 1548 Eureka Rd., Suite 100, Roseville, CA 95661, U.S.A., and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, a wholly-owned subsidiary of Bank of America Corporation, the Company’s broker for equity compensation management and transactions, located at World Financial Center, 220 Vesey Street, New York, NY 10281 for the exclusive purpose of implementing, administering, managing and accounting Participant’s participation in the Sub-Plan;
(b)    personal data of Participant are: first name/s and last name, birth date, gender, family status, home address, job title, working location, e-mail addresses and phone numbers, social security and tax numbers, tax class, cash compensation and equity award compensation (the “Data”);
(c)    this section applies to any Data held, used or disclosed in any medium;

(d)    the Data will be transferred to the locations listed in subparagraph (a) above, and locations outside of the European Economic Area who provide for a lesser level of data protection than locations within;
(e)    Data will only be held as long as necessary to implement, administer, manage and account Participant’s participation in the Sub-Plan and any subsequent claims or rights;
(f)     the consent to the personal data processing as described in this Section 5.13 is entirely voluntary and can be withdrawn at any time; Participant is advised, however, that missing consent in written form may affect his ability to participate in the Sub-Plan and receive benefits intended pursuant to the Grant Notice, the Agreement and the Foreign Appendix.

Name of Participant:     ___________________________
Place/Date: _____________________________________
Participant’s Signature: ___________________________
ITALY
The definition of “Disability” in Section 1.1 (a) of the Agreement shall be deleted in its entirety and replaced with the following:
(a)    “Disability” shall be defined as in Participant’s employment letter or agreement with the Company or a Subsidiary, as amended from time to time, or if Participant is not a party to such a letter or agreement or such letter or agreement does not contain such a definition, shall mean Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment duly determined pursuant to applicable laws.
UNITED KINGDOM
The definition of “Disability” in Section 1.1 (a) of the Agreement shall be deleted in its entirety and replaced with the following:
(b)    “Disability” shall be defined as in Participant’s employment letter or agreement with the Company or a Subsidiary, as amended from time to time, or if Participant is not a party to such a letter or agreement or such letter or agreement does not contain such a definition, shall mean a condition, that, in the opinion of the Administrator, has a long-term adverse effect on the day-to-day activities of a Participant.
The following paragraph is inserted as Section 4.5 (f) of the Agreement:
Loan. The Participant agrees that if the Participant does not pay his/her employer or the Company does not withhold from the Participant the full amount of any Tax Liability within ninety (90) days after the end of the tax year in which the Tax Liability occurred, or such other period specified in Section 222 (1)(c) of Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Participant to the employer, effective 90 days after the end of the tax year in which the Tax Liability occurred. The Participant agrees that the loan will bear interest at the official rate of HMRC and will be immediately due and repayable by the Participant, and the Company and/or the employer may recover it at any time thereafter by: (a) withholding the funds from salary, bonus or any other funds due to the Participant by the Company or the employer; (b) withholding the Shares issued upon vesting and exercise of the SARs or from the cash proceeds from the sale of Shares; or (c) demanding cash or a cheque from the Participant. The Participant also authorizes the Company to delay the issuance of any Shares to the Participant unless and until the loan is repaid in full.